Exhibit 10.30

February 23, 2024

Andrew Oxtoby

[***]

Re:	Offer of Employment by Theia Therapeutics, Inc.

Dear Andrew:

I am very pleased to confirm our offer to you of employment with Theia Therapeutics, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position, Start Date, Board Service and Duties. You are being offered the position of Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). As CEO, you will have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the Board. Additionally, you will be appointed as a member of the Board for so long as you are serving as the Company’s CEO, subject to any required Board or stockholder approval. You will primarily work remotely from your home office in Indiana, until the Company establishes a company office, after which time you will be expected to travel to the Company’s office from time to time, depending on business need. Your anticipated start date will be March 4, 2024. You will devote your full working time and attention to your Company job duties, except as provided below. Prior to executing this letter agreement, you are required to disclose to the Company all other contributions (leadership expertise, consulting, investment, and Board membership) that you are currently engaged in, whether or not such contributions are competitive and/or represent a conflict of interest with the Company. Further, you are required to inform the Company prior to engaging in any further such contributions. Unless as otherwise agreed upon between you and the Company, and subject to the other terms in this letter agreement, you will be permitted to hold one (1) Board membership position outside of the Company. Further, while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Notwithstanding the foregoing, you may engage in religious, charitable or other community activities as long as such services and activities are disclosed in writing to the Board and do not interfere with your performance of your duties to Reunion. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Andrew Oxtoby

Employment Offer

2. Base Salary. Your base salary will be $475,000 per year, subject to applicable withholding. You will be paid in accordance with the Company’s regular payroll schedule, which is subject to change.

3. Annual Bonus. You will be eligible to receive an annual discretionary bonus of up to 45% of your annual base salary for the year with respect to which you are receiving the bonus, prorated based on your start date. The determination of such bonus will be based upon performance, as determined by the Board, against specific milestones to be defined or such discretionary factors as the Board chooses to use. Payment of the bonus, if any, will be made upon the approval of the Board. No amount of annual bonus is guaranteed and you must be employed on the bonus payment date, to be determined by the Company, in order to be eligible to earn and receive the bonus payment, as it also serves as an incentive for you to remain employed by the Company.

4. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

5. Expenses. You will be reimbursed for your actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

6. Stock Option. Subject to approval by the Company’s Board of Directors as soon as practicable following your start date, you will be granted an option to purchase up to 2,364,143 shares1 of Company’s common stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2019 Stock Incentive Plan, as amended (the “Plan”). The Option will vest over four years with 1/4 of the shares vesting on the first anniversary of your employment commencement, and an additional 1/48 of the shares vesting each full month thereafter until all of the shares are vested, assuming your continued service to the Company through each vesting date. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors. The grant does not confer any right to continue vesting or employment.

[1]	To equal 4.5% of the Company’s fully-diluted shares outstanding as of the date of the offer letter.

Andrew Oxtoby

Employment Offer

7. Termination and Severance Benefits. In the event that the Company terminates your employment without Cause or you resign from your employment for Good Reason, and provided that you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of applicable continuing obligations pursuant to any existing restrictive covenants agreement(s)) (the “Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your employment termination date, then, subject to the terms of Exhibit A, the Company shall provide you with the following severance benefits:

(a) Continued payment of your base salary for a period of six (6) months following your employment termination date (the “Severance Period”), payable in installments in accordance with the Company’s normal payroll practices; and

(b) Provided that you are then eligible for and timely elect continued coverage under COBRA, the Company shall directly pay, or reimburse you for, the monthly COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period starting on your employment termination date and ending on the earliest to occur of: (i) the end of the Severance Period; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during this time period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company shall instead pay you a fully taxable cash payment equal to the applicable COBRA premiums for each month for the remainder of the COBRA premium period, subject to applicable tax withholdings. In such event, you may, but will not be obligated to, use such payments toward the cost of COBRA premiums.

8. Change in Control Severance Benefits. In the event that the Company terminates your employment without Cause or you resign from your employment for Good Reason, and provided such separation from employment occurs within the three (3) months prior to or the twelve (12) months following a Change in Control, and further provided that you deliver to the Company a Release and satisfy all conditions to make the Release effective within sixty (60) days following your employment termination date then, subject to the terms of Exhibit A, (i) the Severance Period set forth in paragraph 7 shall be increased to nine (9) months; and (ii) 100% of the then unvested equity grants previously granted to you by the Company will immediately vest and become exercisable upon the date of such termination.

9. Definitions. For purposes of this offer letter:

a. “Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) your material breach of the Company’s Invention and Non-Disclosure Agreement (iii) your material breach of any other agreement between you and the Company; (iv) your material failure to comply with the Company’s written policies or rules provided the Company shall give you written notice of the alleged failure and thirty days to cure if the Company determines cure is possible; (v) your conviction of, or your plea of “guilty” or “no contest” to, any crime involving moral turpitude or any felony under the laws of the United States or any State; (vi) your willful misconduct; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employee, if the Company has requested your cooperation.

Andrew Oxtoby

Employment Offer

b. A “Change in Control” shall mean the consummation of (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred to a non-affiliate of the Company; or (iii) any sale or other disposition of all or substantially all of the assets of the Company; provided that a Change in Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and provided, further, that, a transaction shall only constitute a “Change in Control” to the extent such transaction also constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i).

c. “Good Reason” means any of the following actions taken by the Company without your prior written consent, and provided (i) the Company receives, within sixty (60) days following the occurrence of any of the events set forth in clauses (A), (B), or (C) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason; (ii) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof; and (iii) you terminate employment within the earlier of thirty (30) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (A) a decrease in your then-current base salary by more than 10% (other than in connection with a general decrease in the salary of all other executive officers); (B) a material adverse change in your position, title, office or duties; or (C) your required relocation to a location more than fifty (50) miles from your then current location.

10. Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s Invention and Non-Disclosure Agreement and the Company’s Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit B and Exhibit C, respectively.

11. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Invention and Non-Disclosure Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Andrew Oxtoby

Employment Offer

12. No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

13. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

14. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

15. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

16. Governing Law. The terms of this offer and the resolution of any disputes as to the meaning, effect, performance or validity of this offer or arising out of, related to, or in any way connected with this offer, your employment with the Company or any other relationship between you and the Company will be governed by Indiana law, excluding laws relating to conflicts or choice of law.

Andrew Oxtoby

Employment Offer

17. Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.)

(“PAGA”) (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (x) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules-employment. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office nearest to your current or most recent former place of work. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The Company shall pay any filing fee and the fees and costs of the arbitrator; provided, however, that if you are the party initiating the arbitration, you will pay an amount equivalent to the filing fee that you would have paid to file a civil action or initiate a claim in a court of competent jurisdiction. Otherwise, the parties shall each pay for their own costs and attorneys’ fees during the pendency of the arbitration proceeding. This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

Andrew Oxtoby

Employment Offer

18. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification or your failure to provide sufficient information for the

Company to complete such verification. In the event that you commence employment with the Company prior to its receipt of a background check report that the Company determines, in good faith, is not satisfactory, any termination of your employment within thirty (30) days’ following the Company’s receipt of such background check report shall be considered a termination for Cause.

19. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

20. Acceptance. This offer will remain open until February 23, 2024. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Samir Patel

Samir Patel, Executive Chairman, Theia Therapeutics, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Andrew Oxtoby	Date Signed: 2/23/2024
Andrew Oxtoby

Andrew Oxtoby

Employment Offer

EXHIBIT A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments or benefits that may be due under the letter agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments or benefits, if any, to be provided to the Executive under the letter agreement, as applicable:

(a) It is intended that each installment of the severance payments or benefits provided under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the letter agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the severance payments or benefits due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii)

Each installment of the severance payments or benefits due under the letter agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, as soon as practicable, as permitted by Section 409A, following the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of

Andrew Oxtoby

Employment Offer

payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the letter agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5. The letter agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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